Exhibit 10.10

AMENDMENT ONE

LONG-TERM COMPENSATION AWARDS

TERMS AND CONDITIONS – RESTRICTED SHARE EQUIVALENT UNITS

ConAgra Foods, Inc., a Delaware corporation (the “Company”), granted Restricted Share Equivalent Units dated July 9, 2004 (the “Awards”) in accordance with the “Long Term Compensation Awards, Terms and Conditions—Restricted Share Equivalent Units” issued under the Long Term Senior Management Incentive Plan (the “FY 2004 LTSMIP Terms and Conditions”). It is desirable to amend the FY 2004 LTSMIP Terms and Conditions so that it complies with Section 409A of the Internal Revenue Code of 1986 as amended from time to time (the “Code”).

The FY 2004 LTSMIP Terms and Conditions is amended as follows, effective January 1, 2009:

1.	Section 1 is amended by adding the following at the end of the second sentence of the first paragraph:

, and such non-competition and confidentiality agreement is executed by the participant and received by the Company within sixty (60) days following termination of employment.

2.	Section 1 is further amended by deleting “as defined by the Company’s long-term disability program” and by adding the following at the end thereof:

For all purposes of an Award, a Participant has a “total and permanent disability” if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s long term disability plan.

The Company shall issue to participant the number of vested shares of Company Stock represented by an Award within thirty (30) days after the later of the date the participant becomes vested in the Award or the deadline for receipt of the non-competition and confidentiality agreement (if applicable).

The participant shall be considered to terminate employment or retire if and only if the participant has a “Separation from Service” with the Company within the meaning of Code Section 409A. Generally, a participant separates from service if and only if the participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:

(i) Leaves of Absence. The employment relationship is treated as continuing intact while the participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty nine (29) month period of absence shall be substituted for such six (6) month period.

(ii) Dual Status. Generally, if a participant performs services both as an employee and an independent contractor, such participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with the Award pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the participant has a separation from service as an employee for purposes of the Award.

(iii) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the participant would perform after such date (whether as an employee or as an independent contractor except as provided in (ii) above) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in (ii) above) over the immediately preceding thirty six (36) month period (or the full period of services to the Company if the participant has been providing services to the Company less than thirty six (36) months). For periods during which a participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (iii) the participant is treated as providing bona fide services at a level equal to the level of services that the participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable thirty six (36) month (or shorter) period).

(iv) As used in connection with the definition of “Separation from Service,” Company includes the Company and any other entity that with the Company constitutes a controlled group of corporations (as defined in section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) under common control (as defined in section 414(c) of the Code), substituting 25% for the 80% ownership level.

3.	Section 6 is replaced with the following:

“Change of Control” shall occur upon any of the following dates:

(a) The date individuals who constitute the Board (the “Incumbent Board”) cease for any reason during any 12 month period to constitute at least fifty percent (50%) of the members of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board; or

(b) The date of consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities.

(c) The date any one person, or more than one person acting as a group, acquires (or has acquired during the preceding 12 months) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.

(d) The date that any one person, or more than one person acting as a group who is not related to the Company within the meaning of Treasury Regulation Section 1.409A-3(i)((vii)(B), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section, “more than one person acting as a group” is determined under Treasury regulation Section 1.409A-3(i)(5)(v)(B). If a person owns stock in both entities that enter into a merger, consolidation, purchase or acquisition of stock, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. In no event shall a change of control occur under circumstances that would not constitute a “change in the ownership of a corporation,” a “change in effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” as those terms are defined in regulations and other applicable guidance issued under section 409A of the Code.

4.	A new section 7 is added to read as follows:

(a)	Notwithstanding anything to the contrary, if a participant is a “Specified Employee”, payment to the participant on account of a Separation from Service shall, in accordance with Treasury Regulation Section 1.409A-3(i)(2), be made to the participant on the earlier of (a) the Participant’s death or (b) the first business day (or within 30 days after such first business day) that is more than six (6) months after the date of Separation from Service. A “Specified Employee” is as defined under Internal Revenue Code Section 409A and Treasury Regulation Section 1.409A-1(i). In the Company’s sole and absolute discretion, interest may be paid due to such delay. Further, any interest will be calculated in the manner determined by the Company in its sole and absolute discretion. Dividend equivalents will not be paid with respect to any dividends that would have been paid during the delay if the Common Stock had been issued, unless the terms applicable to the Award provide that dividend equivalents on the Award shall be paid at any time while the Award is outstanding. If dividend equivalents are to be paid with respect to any period during which payment is delayed pursuant to this paragraph, then the payment of such dividend equivalents shall also be delayed until after the end of the payment delay provided in this paragraph.

5.	A new section 8 is added to read as follows:

It is intended that all compensation and benefits payable or provided to Participant under each Award shall, to the extent required to comply with Code Section 409A, fully comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations relating thereto so as not to subject Participants to the additional tax, interest or penalties which may be imposed under Section 409A. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.

IN WITNESS WHEREOF, this document is executed on the date set forth below.

CONAGRA FOODS, INC.

By:	/s/ Charles Salter
Title:	Vice President, Human Resources
Date:	September 25, 2008

Exhibit A

Long-Term Compensation Awards

Terms and Conditions – Restricted Share Equivalent Units

1. Vesting – Each fiscal year award to the participant is 0% vested until 100% cliff vested on the earlier of (1) five years of continuous employment from the end of the fiscal year of the award, (2) the participant’s retirement from the Company on or after age 65, (3) the participant’s death while employed by the Company, or (4) the participant’s total and permanent disability as defined by the Company’s long-term disability program while employed by the Company. If the participant terminates employment prior to any of these events, the participant will be 20% vested for each full year of employment after the fiscal year of the award, provided that the partially vested participant enters into, and complies with, a twelve-month non-competition and confidentiality agreement. A participant forfeits his entire interest if terminated for cause prior to any of these events. Accounts become 100% vested in the event of a Change of Control of ConAgra Foods, Inc.

2. Adjustments Upon Changes in Capitalization – If all or any portion of the Restricted Share Equivalent Units, before they are paid in shares to the participant, are subject to any stock dividend, upon subdivision, split-up, combination or reclassification of the Common Stock or a merger or consolidation involving the Company, the Human Resources Committee of the Board shall make equitable adjustment in the number of Restricted Share Equivalent Units subject to this Agreement.

3. Notices – Each notice relating to this Agreement shall be in writing. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Omaha, Nebraska, attention to Corporate Compensation. Each notice to the participant, or to any other person or persons having rights under this Agreement shall be addressed to the participant’s address. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to the effect.

4. Benefits of Agreement – This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the participant and all rights granted to the Company under this Agreement shall be binding upon the participant’s heirs, legal representatives and successors. This Agreement shall be the sole and exclusive source of any and all rights which the participant, his heirs, and legal representatives or successors may have in respect to this Plan or any Restricted Share Equivalent Units awarded or issued thereunder whether to himself or to any other person.

5. Resolution of Disputes – Any dispute or disagreement which should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement will be determined by the Human Resources Committee of the Board. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Nebraska.

6. Change of Control – Change of Control shall mean:

(i) the acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.